Exhibit 5

[O’Melveny & Myers LLP Letterhead]

July 15, 2011

Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

Re:	Registration of Securities of Microsemi Corporation

Ladies and Gentlemen:

In connection with the registration of up to 411,544 shares of Common Stock of Microsemi Corporation, a Delaware corporation (the “Company”), par value $0.20 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 55,431 of such Shares (the “Series A 2010 Plan Shares”) to be issued or delivered pursuant to the Asic Advantage, Inc. Series A Common Stock 2010 Stock Option Plan, up to 16,438 of such Shares (the “Series B 2010 Plan Shares”) to be issued or delivered pursuant to the Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan, up to 243,521 of such Shares (the “Series A 2000 Plan Shares”) to be issued or delivered pursuant to the Asic Advantage, Inc. Series A Preferred Stock 2000 Stock Option Plan, and up to 96,154 of such Shares (the “2000 Plan Shares”) to be issued or delivered pursuant to the Asic Advantage, Inc. Common Stock 2000 Stock Option Plan, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that

(1)	the Series A 2010 Plan Shares, the Series B 2010 Plan Shares, the Series A 2000 Plan Shares and the 2000 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)	when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP